Exhibit 99.1

Kips Bay Medical Provides Business Update

and Reports Second Quarter 2015 Results

MINNEAPOLIS, MN, August 6, 2015 (GLOBE NEWSWIRE)–Kips Bay Medical, Inc. (OTCQB: KIPS), a medical device company that was focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting surgery, today provided a business update and announced financial results for its second quarter ended June 27, 2015.

Feasibility Study and Business Update

As previously announced, on June 26, 2015, the Board of Directors of Kips Bay terminated the Company’s eMESH I clinical feasibility trial due to poor early angiographic results from a total of 26 enrolled patients who had an eSVS Mesh implanted using a new surgical implant technique approved by the U.S. Food and Drug Administration (FDA) in March 2014. For the past three years, Kips Bay conducted the eMESH I clinical feasibility trial, which was a multi-center, randomized study, the objective of which was to demonstrate to the FDA the initial safety and performance of the eSVS Mesh for use as an external saphenous vein graft (SVG) support device during coronary artery bypass grafting (CABG) surgery. The trial completed enrollment in March 2015 with 106 patients, including 50 patients enrolled with the new surgical implant technique. On May 12, 2015, the Company announced that it had received the results of ten patients who had an eSVS Mesh implanted using the new surgical implant technique and that the SVGs supported with an eSVS Mesh in seven of those ten new technique patients were not patent at the time of their six-month follow-up angiogram and did not perform as well as the unsupported, or control, SVGs in the trial. In light of these results, the Company noted that the angiographic results from the remaining new technique patients would need to be highly compelling to justify a decision by the Company to continue to move forward in seeking U.S. marketing approval for the eSVS Mesh.

In July 2015, following the Company’s decision to cease the feasibility trial, the Company voluntarily surrendered its CE Mark, terminated all distributor relationships and ceased all efforts to sell the eSVS Mesh.

Proposed Dissolution and Liquidation

On June 26, 2015, in light of the termination of the feasibility trial, the results of the Company’s review of available strategic alternatives and the Company’s cash position, the Board of Directors of the Company unanimously approved a voluntary plan of dissolution and liquidation. Of the strategic alternatives available to the Company, the Board of Directors determined that it is in the best interests of the Company and its stockholders to dissolve the Company, wind up its operations and return remaining cash, if any, to its stockholders. The Board of Directors made this decision after completing an exhaustive evaluation of various strategic alternatives available to the Company for enhancing stockholder value, including but not limited to, continued execution of its business plan and further modification of its eSVS Mesh device and implant technique; the sale of the Company or its assets, including its intellectual property portfolio; partnering or other collaboration agreements; and a merger, reverse merger or other strategic transaction.

At the Company’s upcoming annual meeting of stockholders scheduled for September 22, 2015, stockholders of record as of July 27, 2015 will be asked to approve the voluntary dissolution and liquidation of the Company pursuant to a plan of dissolution and liquidation.

If the Company’s stockholders approve the voluntary dissolution and liquidation, the Company plans to file a certificate of dissolution with the Delaware Secretary of State as soon as reasonably practicable thereafter. From and after such filing, the Company will continue in existence as a non-operating company for purposes of, among other things, settling its affairs and closing its business, selling, disposing of and conveying its property, discharging its liabilities and distributing remaining assets, if any, to its stockholders.

As of June 27, 2015, the Company had cash, cash equivalents and short-term investments of $2.0 million, which the Company anticipates should be sufficient to pay off all of its current and anticipated liabilities and to conduct an orderly wind down of its operations, although no assurance can be provided that the Company will have sufficient cash resources to do so. The Company cannot determine with certainty the amount of any liquidating distribution to stockholders and it is possible that there will be no liquidating distribution to stockholders. The timing and amount of any liquidating distribution will depend upon the actual expenses incurred, the timing of the resolution of matters for which the Company has established reserves, the amount to be paid in satisfaction of contingencies, the Company’s ability to convert its non-cash assets to cash and the ultimate amount of proceeds realized upon the sale of its non-cash assets.

If the Company’s stockholders approve the plan of dissolution and liquidation, the Company anticipates that the quoting of its common stock on the OTCQB Marketplace will cease and its stock transfer books will be closed at the close of business on the date that the Company files the certificate of dissolution with the Delaware Secretary of State or as soon thereafter as is reasonably practicable. In addition, in order to curtail expenses, the Company intends to file a Form 15 Certification and Notice of Termination of Registration with the Securities and Exchange Commission (SEC) as soon as possible after the filing of the certificate of dissolution to terminate its SEC reporting requirements.

If the Company’s stockholders do not approve the plan of dissolution and liquidation, it is highly unlikely that the Company would be able to obtain additional financing under commercially reasonable terms and conditions, or at all, to fund the activities required to entertain other strategic alternatives for the Company and it is highly likely that the Company would be forced at that time to seek an informal dissolution and liquidation of the Company or protection under the U.S. federal bankruptcy laws.

Financial Results

Net sales decreased 48.4% to $16,000 in the second quarter of 2015. Gross profit in the second quarters of 2015 and 2014 was $8,000 and $17,000, respectively. Net loss in the second quarter of 2015 was $1.8 million, or $0.06 per diluted share, compared to a net loss of $1.4 million, or $0.04 per diluted share, in the second quarter of 2014. Net sales for the first six months of 2015 and 2014 were $24,000 and $57,000, respectively, and the Company’s gross margin decreased to 50.0% from 54.4%, respectively. The net loss for the first six months of 2015 was $2.7 million, or $0.08 per diluted share, compared to a net loss of $2.9 million, or $0.09 per diluted share, for the first six months of 2014. The decreases in net sales reflect the effects of the Company’s January 2015 reorganization in which it eliminated two sales directors and staff positions, instituted salary reductions, reduced its non-clinical related operating expenses and focused its efforts at that time on completing the eMESH I clinical feasibility trial.

Research and development expenses decreased to $433,000 in the second quarter of 2015, down 33.6% from $652,000 in the second quarter of 2014. Research and development expenses decreased to $819,000 in the first six months of 2015, down 36.6% from $1.3 million in the first six months of 2014. These decreases were due primarily to cost reductions realized from the January 2015 reorganization and reduced clinical trial expenses as enrollment was nearly completed as of December 31, 2014.

Selling, general and administrative (“SG&A”) expenses decreased to $444,000 in the second quarter of 2015, and to $907,000 in the first six months of 2015, down 44.2% and 43.6%, respectively, from the same periods in the prior year.

Total cash, cash equivalents and short-term investments at June 27, 2015 were $2.0 million compared to $3.6 million at December 31, 2014. Total current assets decreased to $2.1 million at June 27, 2015, down from $4.4 million at December 31, 2014. These decreases were due to the Company’s use of cash to fund its clinical studies and operations during the first six months of 2015 and a $661,000 non-cash charge for the impairment of inventory.

In connection with the preparation of its second quarter financial statements, the Company evaluated the recoverability of its manufacturing equipment and inventory, which is entirely related to the production of its eSVS Mesh, and determined that these assets were impaired in light of the Company’s inability to promote or sell its eSVS Mesh device as a result of its voluntary surrendering of its CE Mark. Accordingly, the Company recorded a non-cash charge of $1.0 million for the impairment of manufacturing equipment and inventory in order to reduce the carrying value of these assets to their estimated fair values.

Current liabilities increased to $468,000 as of June 27, 2015, up from $433,000 as of December 31, 2014. This increase related primarily to the timing of payments at the end of the quarter.

Cash used in operations decreased to $1.6 million for the first six months of 2015 from $2.6 million in the first six months of 2014. This decrease was due to a reduction in net loss when considering the $1.0 million non-cash charge for the impairment of manufacturing equipment and inventory recorded in the first half of 2015.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company that was focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “continues,” “should,” “will,” “may,” “could,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include statements regarding the dissolution and liquidation of the Company, the availability, amount or timing of any liquidating distribution to stockholders, and the adequacy of reserves established to satisfy the Company’s obligations. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the future of its business and operations; its ability to retain essential personnel; its ability to wind down its operations in an orderly fashion, sell its assets, including its intellectual property portfolio, and pay off all of its creditors and liabilities; its ability to obtain stockholder approval of the dissolution and liquidation; the precise nature, amount and timing of any distribution to stockholders, which will depend on and could be delayed by, among other things, the sale of assets, unexpected or greater than expected expenses, and potential litigation; the possible abandonment or delay in the implementation of the dissolution and liquidation; and potential future litigation. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Percent	Six Months Ended		Percent
	June 27, 2015	June 28, 2014	Change	June 27, 2015	June 28, 2014	Change
Net sales	$16	$31	(48.4)%	$24	$57	(57.9)%
Cost of sales	(8)	(14)	(42.9)	(12)	(26)	(53.8)
Gross profit	8	17	(52.9)	12	31	(61.3)
Operating expenses:
Research and development	433	652	(33.6)	819	1,292	(36.6)
Selling, general and administrative	444	795	(44.2)	907	1,609	(43.6)
Impairment of manufacturing equipment and inventory	979	—	nm	979	—	nm
Total operating expenses	1,856	1,447	28.3	2,705	2,901	(6.8)
Other income:
Interest income	—	2	nm	1	4	(75.0)
Net loss	$(1,848)	$(1,428)	29.4	$(2,692)	$(2,866)	(6.1)
Basic and diluted net loss per share	$(0.06)	$(0.04)	50.0	$(0.08)	$(0.09)	(11.1)
Weighted average shares outstanding—basic and diluted	33,014,079	33,014,079	—	33,014,079	31,939,353	3.4

Comprehensive loss	$(1,848)	$(1,428)	29.4%	$(2,692)	$(2,866)	(6.1)%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	June 27, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,903	$3,138
Short-term investments	50	457
Accounts receivable	19	8
Inventories, net	—	673
Prepaid expenses and other current assets	174	109
Total current assets	2,146	4,385
Property and equipment, net	16	353
Total assets	$2,162	$4,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2	$78
Accrued liabilities	466	355
Total current liabilities	468	433

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 27, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 33,014,079 issued and outstanding as of June 27, 2015 and December 31, 2014, respectively	330	330
Additional paid-in capital	45,573	45,492
Accumulated deficit	(44,209)	(41,517)
Total stockholders’ equity	1,694	4,305
Total liabilities and stockholders’ equity	$2,162	$4,738

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Six Months Ended
	June 27, 2015	June 28, 2014
Cash flows from operating activities:
Net loss	$(2,692)	$(2,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of manufacturing equipment and inventory	979	—
Depreciation expense	17	26
Stock-based compensation	81	221
Loss on disposal of assets	2	—
Amortization of premium on short-term investments	—	14
Changes in operating assets and liabilities:
Accounts receivable	(11)	14
Inventories	12	66
Prepaid expenses and other current assets	(65)	(111)
Accounts payable	(76)	(113)
Accrued liabilities	111	159
Net cash used in operating activities	(1,642)	(2,590)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	406	2,569
Purchases of short-term investments	—	(1,216)
Proceeds from the sale of property and equipment	1	—
Purchases of property and equipment	—	(2)
Net cash provided by investing activities	407	1,351
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of issuance costs of $581	—	3,643
Net cash provided by financing activities	—	3,643
Net (decrease) increase in cash and cash equivalents	(1,235)	2,404
Cash and cash equivalents at beginning of period	3,138	2,316
Cash and cash equivalents at end of period	$1,903	$4,720